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                    November 19, 2023

       Nathan P. Pereira
       Chief Executive Officer
       Unite Acquisition 1 Corp.
       12 E. 49th Street, 11th Floor
       New York, NY 10017

                                                        Re: Unite Acquisition 1
Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 10,
2023
                                                            File No. 000-56583

       Dear Nathan P. Pereira:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Barrett DiPaolo